Exhibit (h)(2)

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

WILLIAMS CAPITAL MANAGEMENT TRUST

AND

THE NORTHERN TRUST COMPANY

TABLE OF CONTENTS

1.	Terms of Appointment and Duties

2.	Third Party Administrators for Defined Contribution Plans

3.	Fees and Expenses

4.	Representations and Warranties of the Transfer Agent

5.	Representations and Warranties of the Trust

6.	Wire Transfer Operating Guidelines

7.	Data Access and Proprietary Information

8.	Indemnification

9.	Standard of Care

10.	Confidentiality

11.	Covenants of the Trust and the Transfer Agent

12.	Termination of Agreement

13.	Assignment and Third Party Beneficiaries

14.	Subcontractors

15.	Miscellaneous

16.	Additional Funds

17.	Release

Schedule A	Fund List
Schedule B	Fees and Expenses
Schedule C	AML Delegation
Schedule D	Third Party Administrator Procedures
Schedule E	Internet Account Management Services

TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of this 1st day of April, 2013, by and between Williams Capital Management Trust, a statutory trust organized under the laws of the state of Delaware with its principal place of business at 570 Seventh Avenue, Suite 504, New York, NY (the “Trust”), acting on its own behalf and on behalf of each of its series listed in Schedule A, and THE NORTHERN TRUST COMPANY, a Illinois State Bank having its principal office and place of business at 50 South LaSalle Street, Chicago IL 60603 (the “Transfer Agent”).

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each series of the Trust named in the attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 16 being herein referred to as a “Fund”, and collectively as the “Funds”); and

WHEREAS, the Trust, on behalf of the Funds, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, registrar and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Funds, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for each Fund’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent, registrar and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Funds of the Trust (“Shareholders”) and set out in the currently effective prospectus(es) and statement(s) of additional information (“prospectus”) of the Trust on behalf of the Funds, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Trust on behalf of the Funds, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

(a)	Receive for acceptance, orders for the purchase of Shares;

(b)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c)	Receive for acceptance redemption requests and redemption directions and effect redemptions. Deliver the appropriate instructions thereof to the custodian.

(d)	In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly only with those broker-dealers approved in advance in writing by the Trust;

(e)	At the appropriate time as and when it receives monies paid to it from the custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g)	Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the applicable Fund;

(h)	Issue replacement checks and place stop orders on original checks based on a Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Trust, and Trust shall be responsible for all losses or claims resulting from such replacement, provided that the Transfer Agent acted in good faith and without negligence or willful misconduct;

(i)	Maintain records of account for and advise the Trust and its Shareholders as to the foregoing;

(j)	Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust; and

(k)	Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry, electronic instructions, including e-mail communications, which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust or from broker-dealers of record or third-party administrators on behalf of individual Shareholders. With respect to transaction requests, the Transfer Agent may rely on the Trust to ensure that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the Investment Company Act of 1940, as amended, and the Trust will require the broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Trust’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(l)	Maintain such bank accounts as the Transfer Agent shall deem necessary to the performance of its duties hereunder, including but not limited to, the processing of Share purchases and redemptions and the payment of the Trust dividends;

(m)	Report abandoned property to state authorities as authorized by the Trust in accordance with the policies and procedures agreed upon by the Trust and the Transfer Agent; provided that the Trust agrees to pay the Transfer Agent for the reasonable out-of-pocket expenses associated with such services; and

(n)	Provide coordination and assistance with respect to proxy statements of the Trust and Shareholder meetings;

(o)	Research and provide Shareholders with their account information through various means, including but not limited to, telephone calls and correspondence;

(p)	Provide the Trust with periodic reports on trading activity in the Trust based on parameters provided to the Transfer Agent by the Trust, as amended from time to time. The services to be performed by the Transfer Agent for the Trust hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market timing activities; and

(q)	Account for and administer the redemption fees if applicable on the redemption and exchange of Shares in accordance with written procedures agreed upon with the Trust.

(r)	Answer telephone inquiries on such dates and times as the parties shall mutually agree. Such inquiries may include requests for information on account set-up and other general questions regarding operation of the Funds.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above Section 1.1, the Transfer Agent shall perform the following services:

(a)	Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, registrar and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, mailing Shareholder reports, prospectuses and, upon request, statements of additional information to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, providing Shareholder account information, and providing the Trust with all such reports as the Trust or its agents may reasonably require as the Transfer Agency system may support in accordance with the fee arrangement for such reports [as set forth on Schedule B hereto].

(b)	Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to the Trust no later than 10:00 AM Eastern Time on the next business day;

(c)	National Securities Clearing Corporation (the “NSCC”). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to the Trust’s banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the Trust’s records on the Transfer Agency system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on such system through Networking;

(d)	New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Trust and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Trust or its agent may perform these services on such Trust’s behalf;

(e)	Anti-Money Laundering (“AML”) Delegation. If the Trust elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule (Schedule C entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Schedule C, the Trust agrees to pay the Transfer Agent the fees set forth on Schedule B hereto; and

(f)	Laws and Regulation. The Transfer Agent will take reasonable steps to stay informed of new securities and tax laws and regulations which apply to the Transfer Agent’s products and services hereunder and will take reasonable steps to update its products and/or services to comply with new securities and tax laws and regulations applicable to its transfer agency business in the time and manner as required by such laws and regulations.

1.3	Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), Roth IRAs and Coverdell IRAs, such accounts, “Fiduciary Accounts”), the Transfer Agent, at the request of the Trust, shall arrange for the provision of appropriate prototype plans as well as provide for or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services, account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree.

1.4	Service Quality. The Transfer Agent shall maintain a quality control process designed to provide a consistent level of quality and timeliness for its call center, correspondence services and transaction processing.

2.	Third Party Administrators for Defined Contribution Plans

2.1	The Trust may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the “TPA(s)”).

2.2	In accordance with the procedures established in the initial Schedule D entitled “Third Party Administrator Procedures”, as may be amended by the Transfer Agent and the Trust from time to time (“Schedule D”), the Transfer Agent shall:

(a)	Treat Shareholder accounts established by the Plans in the name of the Plan trustees, Plans or TPAs as the case may be as omnibus accounts;

(b)	Maintain omnibus accounts on its records in the name of the TPA or its designee as the Plan trustee for the benefit of the Plan; and

(c)	Perform all services under Section 1 as transfer agent of the Trust and not as a record-keeper for the Plans.

2.3	Transactions identified under Section 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a)	Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 1 of this Agreement.
(b)	Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agency system; or
(c)	Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agency system than is usually required by non-retirement plan and pre-nightly transactions.

3.	Fees and Expenses

3.1	Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent the fees and expenses set forth in the attached fee schedule (“Schedule B”).

3.2	Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Trust agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to audio response, check writing, NSCC, CIP-related database searches, data communications equipment, disaster recovery, escheatment, express mail and delivery services, federal wire charges, forms and production, freight, household tape processing, lost shareholder searches, lost shareholder tracking, manual check pulls, microfiche, network products, postage, offsite storage, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, returned checks, special mailing, statements, confirmations, supplies, tax reporting (federal and state), telephone (telephone and fax lines), transcripts, travel, and year-end processing. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be reimbursed by the Trust.

3.3	Fulfillment Calls. The parties have agreed that the Transfer Agent shall handle fulfillment calls from individuals responding to Trust mailings. The parties anticipate that the Transfer Agent will receive calls from five percent (5%) or less of the recipients of any Trust mailing, the calculation for which the Trust will provide to the Transfer Agent in good faith. For the first year of this Agreement, the fee for such service is included in the annual fee set forth on Schedule B. After the first year of this Agreement, if the number of literature fulfillment calls being received by the Transfer Agent exceeds five percent (5%) of the recipients of any Trust mailing additional fees may apply.

3.4	Postage. Postage for mailing of dividends, proxies, Trust reports and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent by the applicable Fund at least seven (7) days prior to the mailing date of such materials.

3.5	Invoices. The Trust agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice (the “Due Date”). In the event that any of the charges are disputed in good faith (a “good faith dispute”), the Trust shall contact the Transfer Agent within twenty one (21) days following the issuance of fee notification so that the fee charge can be researched and adjusted, as appropriate, before the direct debit takes place. If an error is discovered after the direct debit, an appropriate adjustment will be made to the fees in the following quarter.

3.6	Late Payments. The Trust is aware that its failure to pay all amounts in a timely fashion so that they will be received by the Transfer Agent on or before the Due Date will give rise to costs not contemplated by this Agreement, including but not limited to carrying, processing, and accounting charges. Accordingly, in the event that during any twelve month period the Trust pays any two (2) or more of its invoices after their respective Due Dates, then the Transfer Agent may charge and the Trust shall pay a late charge for any future invoice paid after the applicable Due Date. In such an event, the Trust shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected in good faith by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Illinois law.

3.7	Cost of Living Adjustment. After the first year of the Initial Term (as hereinafter defined), the total fee for all services of each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in the fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-U (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties, but in no event shall such increase exceed five percent (5.0%) annually. As used herein, “CPI-U” shall mean the Consumer Price Index (CPI-U) in the Chicago, Illinois Standard Metropolitan Statistical Area as last reported by the United States Department of Labor, Bureau of Labor Statistics.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Trust that:

4.1	It is a trust company duly organized and existing and in good standing under the laws of Illinois and shall remain so as long as this Agreement is in effect.

4.2	It is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification.

4.3	It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.
4.4	It is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall remain so during the term of this Agreement.
4.5	All requisite corporate actions have been taken to authorize it to enter into and perform this Agreement.
4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
4.7	It shall comply in all material respects with all laws, rules and regulations, including all provisions of the Exchange Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business.

5.	Representations and Warranties of the Trust

This Trust represents and warrants to the Transfer Agent that:

5.1	It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

5.2	It is empowered under applicable law and by its organizational documents to enter into and perform this Agreement.

5.3	All corporate actions required by said organizational documents have been taken to authorize it to enter into and perform this Agreement.

5.4	It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

5.5	A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale.

6.	Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code

6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the designated security procedure (the “Security Procedure”) chosen for Funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.3	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.4	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied, provided that it has used reasonable efforts as set forth above.

6.5	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.6	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.7	ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

6.8	Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall be provided in accordance with Article 4A of the Uniform Commercial Code.

7.	Data Access and Proprietary Information

7.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data (“Customer Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent or other third party and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents to:

(a)	Use such programs and databases (i) solely on the Trust’s or the Trust’s service providers’ computers, or (ii) solely from equipment at the location agreed to between the Trust and the Transfer Agent; and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)	Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust’s computer(s)), the Proprietary Information;

(c)	Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)	Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Trust’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)	Access only those authorized transactions as agreed to between the Trust and the Transfer Agent

7.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3	The Trust acknowledges that its obligation to protect the Transfer Agent’s or other third party’s Proprietary Information is essential to the business interest of the Transfer Agent or other third party’s and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use all commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5	If the transactions available to the Trust include the ability to originate any electronic instructions including in order to (but without limitation): (i) effect the transfer or movement of cash or Shares; (ii) transmit Shareholder information or other information; or (iii) establish new Shareholder accounts, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry, the Trust in all cases shall be required to follow all security procedures reasonably established by the Transfer Agent from time to time, and Transfer Agent shall have no liability to the Trust or any Shareholder on account of any such action.

7.6	Each party shall take reasonable efforts to advise its employees of their obligation pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.	Indemnification

8.1	The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent, its directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a)	All actions of the Transfer Agent, its directors, officers, employees, agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)	The Trust’s lack of good faith, negligence or willful misconduct in the performance of its duties and obligations under this Agreement;

(c)	The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, its directors, officers, employees, agents or subcontractors on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent, its directors, officers, employees, agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including, but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)	The acceptance of e-mail and facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Trust, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Trust to ensure that the original source documentation is in good order and properly retained;

(e)	The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares (unless such violation results from the Transfer Agent’s failure to comply with written instructions of the Trust or of any officer of the Trust that no offers or sales be input into the Trust’s security holder records or to residents of such state);

(f)	The negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Trust’s demand deposit account maintained by the Transfer Agent, provided that the Transfer Agent has acted in good faith and without negligence or willful misconduct;

(g)	Upon the Trust’s request entering into any agreements required by the NSCC for the transmission of Trust or Shareholder data through the NSCC clearing systems; or

(h)	The Trust’s use of the Data Access Services furnished by the Transfer Agent or any other third party including without limitation the Trust’s origination of electronic transactions as described in Section 7.5 herein, provided that the Transfer Agent has acted in good faith without negligence or willful misconduct.

8.2	In order that the Indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which the Trust may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim. The Trust shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Transfer Agent except with the Trust’s prior written consent.

9.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, during the twelve calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought.